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                                                           OMB APPROVAL
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------                                              OMB Number:        3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response ....  0.5
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                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticket or Trading Symbol   6. Relationship of Reporting Person(s)
  Galant, Jerome L.                               Pegasus Systems, Inc. (PEGS)                  to Issuer (Check all Applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
  3811 Turtle Creek Blvd., Suite 1100             Person (voluntary)         March, 1998        ----title below   ---       below)
---------------------------------------------                             -------------------
                 (Street)                                                 5. If Amendment,             Chief Financial Officer
                                                                             Date of Original          ------------------------
                                                                             (Month/Year)    ---------------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                    Form filed by One Reporting
                                                                                                    Person
                                                                                                ----
                                                                                                    Form filed by More than One
                                                                                                    Reporting Person
                                                                                                ----
  Dallas, Texas 75219-4419
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  (City)           (State)           (Zip)     Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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    Common Stock                   3/3/98   M             3,000    A        $2.010             0                D            N/A
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    Common Stock                   3/3/98   S             3,000    D        $22.125            0                D            N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2

If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7-96)

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


FORM 4 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of                (Instr. 8)  quired (A) or    Date                                  ative
                             Deriv-       (Month/                Disposed of (D)                  (Instr. 3 and 4)      Secur-
                             ative        Day/                   (Instr. 3, 4,    (Month/Day/                           ity
                             Security     Year)                  and 5)           Year)
                                                                                                                        (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option        $2.010       3/3/98     M                 3,000   9/15/97 12/31/05   Common   3,000
                                                                                                  Stock
  (Right to Buy)
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
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)
                                of Month                or Indirect (I)             (Instr. 4)

                                (Instr. 4)              (Instr. 4)

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Employee Stock Option              0                        D                         N/A

  (Right to Buy)
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Explanation of Responses:

* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Ric L. Floyd                4/7/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             *Signature of Reporting Person    Date


Note. File three copies of this Form, one of which must be manually signed.                                              Page 2 of 2
  If space is insufficient, see Instruction 6 for procedure.                                                         SEC 1474 (7-96)

  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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